Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos.  333-185001 and 333-185003), and Forms S-8 (Nos. 333-139196 and 333-176934) pertaining to the Opexa Therapeutics, Inc. June 2004 Compensatory Stock Option Plan and 2010 Stock Incentive Plan, respectively, of our report dated March 28, 2013 with respect to the audited financial statements of Opexa Therapeutics, Inc. for the years ended December 31, 2012 and 2011.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

March 28, 2013